Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinzcompany.com
KRAFT HEINZ REPORTS THIRD QUARTER 2017 RESULTS

•	Q3 net sales increased 0.7%; Organic Net Sales(1) increased 0.3%

•	Q3 net income attributable to common shareholders increased 12.1%; Adjusted EBITDA(1) increased 6.7% on a constant currency basis

•	Q3 diluted EPS increased to $0.77; Adjusted EPS(1) of $0.83 was equal to the prior year

PITTSBURGH & CHICAGO - Nov. 1, 2017 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today reported third quarter 2017 financial results that reflected significant cost savings and improved net sales performance that were offset by a higher tax rate versus the prior year period.

“We continued to build top- and bottom-line momentum from operations during the third quarter, and expect to see the same in the fourth quarter,” said Kraft Heinz CEO Bernardo Hees. “There’s no question that the retail environment, particularly in the United States, will remain both dynamic and challenging. However, the investments we’ve been making in our brands, our innovation pipeline, our people and our capabilities make us well-positioned to continue delivering sustainable, profitable growth in both the near and long term.”

Q3 2017 Financial Summary

	For the Three Months Ended		Year-over-year Change
	September 30, 2017	October 2, 2016	Actual	Impact of Currency	Organic
	(in millions, except per share data)
Net sales	$6,314	$6,267	0.7%	0.4 pp	0.3%
Operating income	1,661	1,413	17.6%
Net income/(loss) attributable to common shareholders	944	842	12.1%
Diluted EPS	$0.77	$0.69	11.6%
Adjusted EBITDA(1)	1,929	1,803	7.0%	0.3 pp
Adjusted EPS(1)	$0.83	$0.83	—%
Net sales were $6.3 billion, up 0.7 percent versus the year-ago period, including a 0.4 percentage point benefit from currency. Organic Net Sales increased 0.3 percent versus the year-ago period. Pricing increased 0.5 percentage points, driven by pricing to offset local input costs in Rest of World markets and higher pricing in the United States that more than offset increased promotional activity versus the prior year period in Canada and Europe. Volume/mix decreased 0.2 percentage points, as growth in condiments and sauces globally was offset by overall shipments in the United States.

Net income attributable to common shareholders increased to $0.9 billion and diluted EPS increased to $0.77, reflecting gains from lower Integration Program and restructuring costs, higher net sales and favorable foreign currency that were partially offset by a higher effective tax rate. Adjusted EBITDA increased 7.0 percent versus the year-ago period to $1.9 billion, primarily driven by gains from cost savings initiatives(2), lower overhead costs and favorable pricing that were partly offset by higher input costs. Adjusted EPS of $0.83 was in line with the year-ago period, mainly reflecting growth in Adjusted EBITDA that was offset by a higher tax rate versus the prior year period.

Q3 2017 Business Segment Highlights
United States

	For the Three Months Ended		Year-over-year Change
	September 30, 2017	October 2, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$4,380	$4,395	(0.4)%	0.0 pp	(0.4)%
Segment Adjusted EBITDA	1,440	1,349	6.8%	0.0 pp
United States net sales were $4.4 billion, down 0.4 percent versus the year-ago period. Pricing increased 0.4 percentage points, primarily reflecting higher prices in cheese and desserts that were partially offset by the timing of promotional activity versus the prior year period in a number of categories. Volume/mix decreased 0.8 percentage points, primarily due to select distribution losses in nuts and cheese as well as lower shipments in meat and coffee. This was partially offset by consumption-led growth in Lunchables and P3, as well as gains in foodservice.
United States Segment Adjusted EBITDA increased 6.8 percent versus the year-ago period to $1.4 billion, driven by gains from cost savings initiatives, lower overhead costs and favorable pricing that were partially offset by unfavorable key commodity(3) costs, particularly in meats and cheese.

Canada

	For the Three Months Ended		Year-over-year Change
	September 30, 2017	October 2, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales	$559	$550	1.6%	4.0 pp	(2.4)%
Segment Adjusted EBITDA	162	148	9.0%	4.2 pp
Canada net sales were $559 million, up 1.6 percent versus the year-ago period, including a positive 4.0 percentage point impact from currency. Organic Net Sales decreased 2.4 percent versus the year-ago period. Pricing decreased 1.9 percentage points driven by increased promotional activity, primarily in cheese. Volume/mix decreased 0.5 percentage points, reflecting growth in condiments and sauces that was more than offset by lower shipments of macaroni and cheese products.
Canada Segment Adjusted EBITDA increased 9.0 percent versus the year-ago period to $162 million, including a favorable 4.2 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA increased 4.8 percentage points as gains from cost savings initiatives, lower overhead costs and improved product mix more than offset the impact of lower pricing.

Europe

	For the Three Months Ended		Year-over-year Change
	September 30, 2017	October 2, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales(4)	$599	$558	7.3%	3.9 pp	3.4%
Segment Adjusted EBITDA(4)(5)	206	191	7.9%	2.4 pp
Europe net sales were $599 million, up 7.3 percent versus the year-ago period, including a 3.9 percentage point benefit from currency. Organic Net Sales increased 3.4 percent versus the year-ago period. Pricing decreased 0.7 percentage points, primarily due to increased promotional activity in infant nutrition in Italy. Volume/mix increased 4.1 percentage points, reflecting strong growth in condiments and sauces across the region, gains in foodservice, and ongoing weakness in Italy.
Europe Segment Adjusted EBITDA increased 7.9 percent versus the year-ago period to $206 million, including a positive 2.4 percentage point impact from currency. Excluding currency impacts, the increase in Segment Adjusted EBITDA reflected cost savings and volume/mix gains that were partially offset by higher input costs in local currency.

Rest of World(6)

	For the Three Months Ended		Year-over-year Change
	September 30, 2017	October 2, 2016	Actual	Impact of Currency	Organic
	(in millions)
Net sales(4)	$776	$764	1.6%	(2.0) pp	3.6%
Segment Adjusted EBITDA(4)	149	145	2.7%	(3.7) pp
Rest of World net sales were $776 million, increasing 1.6 percent versus the year-ago period, despite a negative 2.0 percentage point impact from currency. Organic Net Sales increased 3.6 percent versus the year-ago period. Pricing increased 3.8 percentage points, primarily driven by actions to offset higher input costs in local currency. Volume/mix was 0.2 percentage points lower, as strong growth in condiments and sauces was more than offset by the unfavorable impact of distributor network realignment in several markets and lower shipments in Brazil.
Rest of World Segment Adjusted EBITDA increased 2.7 percent versus the year-ago period to $149 million, despite an unfavorable 3.7 percentage point impact from currency. Excluding the impact of currency, Segment Adjusted EBITDA increased 6.4 percentage points, primarily reflecting favorable pricing and lower overhead costs that were partially offset by higher input costs in local currency.

End Notes

(1)
Organic Net Sales, Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	Cost savings initiatives include the Company's integration, restructuring and ongoing productivity efforts.

(3)	The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.

(4)
In the fourth quarter of 2016, the Company moved the Russia business from Rest of World (as defined in note (6) below) to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $45 million and Segment Adjusted EBITDA of $5 million for the third quarter ended October 2, 2016.

(5)
In the fourth quarter of 2016, management of our Global Procurement Office ("GPO") moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the third quarter ended October 2, 2016.

(6)	Rest of World is comprised of two operating segments: Latin America; and Asia Pacific, Middle East and Africa (“AMEA”).

(7)
In the third quarter of 2017, we announced our plans to reorganize certain of our international businesses to better align our global geographies. These plans include moving our Middle East and Africa businesses from the AMEA operating segment into the Europe reportable segment, forming the Europe, Middle East, and Africa (“EMEA”) operating segment. The remaining AMEA businesses will become the Asia Pacific (“APAC”) operating segment. We expect these changes to become effective on December 30, 2017. As a result, we expect to restate our Europe and Rest of World segments to reflect these changes for historical periods presented as of December 30, 2017.

Webcast and Conference Call Information
A webcast of The Kraft Heinz Company's third quarter 2017 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 5:00 p.m. Eastern Time.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants, or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as "expect," "momentum," "continue," "remain," "execute," "expand," "drive," "believe," "will," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, objectives, cost savings initiatives, opportunities, capabilities, investments, execution and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; the Company's ability to maintain, extend and expand its reputation and brand image; the Company's ability to differentiate its products from other brands; the consolidation of retail customers; the Company's ability to predict, identify and interpret changes in consumer preferences and demand; the Company's ability to drive revenue growth in its key product categories, increase its market share or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in the Company's management team or other key personnel; the Company's inability to realize the anticipated benefits from the Company's cost savings initiatives; changes in relationships with significant customers and suppliers; execution of the Company's international expansion strategy; changes in laws and regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; failure to successfully integrate the business and operations of the Company in the expected time frame; the Company's ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the nations in which the Company operates; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives that the Company uses; exchange rate fluctuations; risks associated with information technology and systems, including service interruptions, misappropriation of data or breaches of security; the Company's inability to protect intellectual property rights; impacts of natural events in the locations in which the Company or its customers, suppliers or regulators operate; the Company's indebtedness and ability to pay such indebtedness; tax law changes or interpretations; and other factors. For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission (the “SEC”). The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
To supplement the financial information, the Company has presented Organic Net Sales, Adjusted EBITDA, and Adjusted EPS, which are considered non-GAAP financial measures. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting the Company's non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of acquisitions, currency, divestitures and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 currency devaluation, for which the Company calculates the previous year's results using the current year's exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), net, provision for/(benefit from) income taxes; in addition to these adjustments, the Company excludes, when they occur, the impacts of depreciation and amortization (excluding integration and restructuring expenses) (including amortization of postretirement benefit plans prior service credits), integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, nonmonetary currency devaluation (e.g., remeasurement gains and losses), and equity award compensation expense (excluding integration and restructuring expenses). The Company also presents Adjusted EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 devaluation of the Venezuelan bolivar and remeasurement of assets and liabilities of its Venezuelan subsidiary, for which it calculates the previous year's results using the current year's exchange rate. Adjusted EBITDA is a tool that can assist management and investors in comparing the Company's performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, merger costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, and nonmonetary currency devaluation (e.g., remeasurement gains and losses), and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. The Company believes Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.
See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations for the relevant periods.

			Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (dollars in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 2, 2016	September 30, 2017	October 2, 2016
Net sales	$6,314	$6,267	$19,355	$19,630
Cost of products sold(a)	4,000	4,049	12,059	12,503
Gross profit	2,314	2,218	7,296	7,127
Selling, general and administrative expenses(b)	653	805	2,163	2,565
Operating income	1,661	1,413	5,133	4,562
Interest expense	306	311	926	824
Other expense/(income), net	(4)	(3)	8	(5)
Income/(loss) before income taxes	1,359	1,105	4,199	3,743
Provision for/(benefit from) income taxes	416	262	1,205	1,045
Net income/(loss)	943	843	2,994	2,698
Net income/(loss) attributable to noncontrolling interest	(1)	1	(2)	10
Net income/(loss) attributable to Kraft Heinz	944	842	2,996	2,688
Preferred dividends(c)	—	—	—	180
Net income/(loss) attributable to common shareholders	$944	$842	$2,996	$2,508

Basic shares outstanding	1,218	1,218	1,218	1,216
Diluted shares outstanding	1,228	1,228	1,229	1,226

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$0.78	$0.69	$2.46	$2.06
Diluted earnings/(loss) per share	0.77	0.69	2.44	2.05

(a) Integration and restructuring expenses recorded in cost of products sold were $80 million for the three months ended September 30, 2017 ($59 million after-tax), $152 million for the three months ended October 2, 2016 ($102 million after-tax), $124 million for the nine months ended September 30, 2017 ($93 million after-tax), and $532 million for the nine months ended October 2, 2016 ($361 million after-tax).

(b) Integration and restructuring expenses recorded in selling, general and administrative expenses were $15 million in the three months ended September 30, 2017 ($12 million after-tax), $85 million in the three months ended October 2, 2016 ($57 million after-tax), $113 million in the nine months ended September 30, 2017 ($77 million after-tax), and $249 million in the nine months ended October 2, 2016 ($169 million after-tax).

(c) On June 7, 2016, we redeemed all outstanding shares of our Series A Preferred Stock, therefore we no longer pay any associated dividends. Prior to the redemption, we made cash distributions of $180 million in the nine months ended October 2, 2016 related to the Series A Preferred Stock dividend. There were no cash distributions related to our Series A Preferred Stock for the three months ended April 3, 2016 because, concurrent with the declaration of our common stock dividend on December 8, 2015, we also declared and paid the Series A Preferred Stock dividend that would otherwise have been payable on March 7, 2016.

				Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
September 30, 2017
United States	$4,380	$—	$4,380
Canada	559	22	537
Europe	599	22	577
Rest of World	776	(2)	778
	$6,314	$42	$6,272

October 2, 2016
United States	$4,395	$—	$4,395
Canada	550	—	550
Europe(a)	558	—	558
Rest of World(a)	764	12	752
	$6,267	$12	$6,255

Year-over-year growth rates
United States	(0.4)%	0.0 pp	(0.4)%	0.4 pp	(0.8) pp
Canada	1.6%	4.0 pp	(2.4)%	(1.9) pp	(0.5) pp
Europe(a)	7.3%	3.9 pp	3.4%	(0.7) pp	4.1 pp
Rest of World(a)	1.6%	(2.0) pp	3.6%	3.8 pp	(0.2) pp
Kraft Heinz	0.7%	0.4 pp	0.3%	0.5 pp	(0.2) pp

(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $45 million for the three months ended October 2, 2016.

				Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Nine Months Ended (dollars in millions) (Unaudited)
	Net Sales	Impact of Currency	Organic Net Sales	Price	Volume/Mix
September 30, 2017
United States	$13,566	$—	$13,566
Canada	1,599	15	1,584
Europe	1,737	(42)	1,779
Rest of World	2,453	5	2,448
	$19,355	$(22)	$19,377

October 2, 2016
United States	$13,802	$—	$13,802
Canada	1,692	—	1,692
Europe(a)	1,766	—	1,766
Rest of World(a)	2,370	34	2,336
	$19,630	$34	$19,596

Year-over-year growth rates
United States	(1.7)%	0.0 pp	(1.7)%	0.2 pp	(1.9) pp
Canada	(5.5)%	0.9 pp	(6.4)%	(2.4) pp	(4.0) pp
Europe(a)	(1.6)%	(2.3) pp	0.7%	(1.0) pp	1.7 pp
Rest of World(a)	3.5%	(1.3) pp	4.8%	4.1 pp	0.7 pp
Kraft Heinz	(1.4)%	(0.3) pp	(1.1)%	0.4 pp	(1.5) pp

(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in reclassification of net sales from Rest of World to the Europe segment of $122 million for the nine months ended October 2, 2016.

			Schedule 4
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 2, 2016	September 30, 2017	October 2, 2016
Net income/(loss)	$943	$843	$2,994	$2,698
Interest expense	306	311	926	824
Other expense/(income), net	(4)	(3)	8	(5)
Provision for/(benefit from) income taxes	416	262	1,205	1,045
Operating income	1,661	1,413	5,133	4,562
Depreciation and amortization (excluding integration and restructuring expenses)	165	116	434	401
Integration and restructuring expenses	95	237	237	781
Merger costs	—	4	—	33
Unrealized losses/(gains) on commodity hedges	(5)	22	24	(23)
Impairment losses	1	—	49	53
Nonmonetary currency devaluation	—	1	—	4
Equity award compensation expense (excluding integration and restructuring expenses)	12	10	38	30
Adjusted EBITDA	$1,929	$1,803	$5,915	$5,841

Segment Adjusted EBITDA:
United States	$1,440	$1,349	$4,478	$4,360
Canada	162	148	477	491
Europe(a)(b)	206	191	578	592
Rest of World(a)	149	145	475	513
General corporate expenses(b)	(28)	(30)	(93)	(115)
Adjusted EBITDA	$1,929	$1,803	$5,915	$5,841
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $5 million for the three months and $12 million for the nine months ended October 2, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the three months and $8 million for the nine months ended October 2, 2016.

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
September 30, 2017
United States	$1,440	$—	$1,440
Canada	162	7	155
Europe	206	5	201
Rest of World	149	(2)	151
General corporate expenses	(28)	(1)	(27)
	$1,929	$9	$1,920

October 2, 2016
United States	$1,349	$—	$1,349
Canada	148	—	148
Europe(a)(b)	191	—	191
Rest of World(a)	145	4	141
General corporate expenses(b)	(30)	—	(30)
	$1,803	$4	$1,799

Year-over-year growth rates
United States	6.8%	0.0 pp	6.8%
Canada	9.0%	4.2 pp	4.8%
Europe(a)(b)	7.9%	2.4 pp	5.5%
Rest of World(a)	2.7%	(3.7) pp	6.4%
General corporate expenses(b)	(7.0)%	1.5 pp	(8.5)%
Kraft Heinz	7.0%	0.3 pp	6.7%
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $5 million for the three months ended October 2, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $3 million for the three months ended October 2, 2016.

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted EBITDA to Constant Currency Adjusted EBITDA For the Nine Months Ended (dollars in millions) (Unaudited)
	Adjusted EBITDA	Impact of Currency	Constant Currency Adjusted EBITDA
September 30, 2017
United States	$4,478	$—	$4,478
Canada	477	3	474
Europe	578	(27)	605
Rest of World	475	(1)	476
General corporate expenses	(93)	—	(93)
	$5,915	$(25)	$5,940

October 2, 2016
United States	$4,360	$—	$4,360
Canada	491	—	491
Europe(a)(b)	592	—	592
Rest of World(a)	513	16	497
General corporate expenses(b)	(115)	—	(115)
	$5,841	$16	$5,825

Year-over-year growth rates
United States	2.7%	0.0 pp	2.7%
Canada	(2.9)%	0.6 pp	(3.5)%
Europe(a)(b)	(2.4)%	(4.7) pp	2.3%
Rest of World(a)	(7.6)%	(3.1) pp	(4.5)%
General corporate expenses(b)	(19.2)%	0.0 pp	(19.2)%
Kraft Heinz	1.3%	(0.7) pp	2.0%
(a) In the fourth quarter of 2016, the Company moved the Russia business from Rest of World to the Europe segment. This change resulted in the reclassification of Segment Adjusted EBITDA from Rest of World to the Europe segment of $12 million for the nine months ended October 2, 2016.
(b) In the fourth quarter of 2016, management of our GPO moved from one of our European subsidiaries to our global headquarters. This change resulted in the reclassification of Segment Adjusted EBITDA from the Europe segment to general corporate expenses of $8 million for the nine months ended October 2, 2016.

			Schedule 7
The Kraft Heinz Company Reconciliation of Diluted EPS to Adjusted EPS (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 2, 2016	September 30, 2017	October 2, 2016
Diluted EPS	$0.77	$0.69	$2.44	$2.05
Integration and restructuring expenses(a)(c)	0.06	0.13	0.14	0.43
Merger costs(a)(b)	—	—	—	0.02
Unrealized losses/(gains) on commodity hedges(a)(b)	—	0.01	0.01	(0.02)
Impairment losses(a)(b)	—	—	0.03	0.03
Nonmonetary currency devaluation(a)(d)	—	—	0.03	—
Preferred dividend adjustment(e)	—	—	—	(0.10)
Adjusted EPS	$0.83	$0.83	$2.65	$2.41

(a)	Income tax expense associated with these items is based on applicable jurisdictional tax rates and deductibility assessments of individual items.

(b)	Refer to the reconciliation of net income/(loss) to Adjusted EBITDA for the related gross expenses.

(c)	Integration and restructuring expenses include the following gross expenses:

•
Expenses recorded in cost of products sold of $80 million for the three months and $124 million for the nine months ended September 30, 2017 and $152 million for the three months and $532 million for the nine months ended October 2, 2016;

•
Expenses recorded in selling, general and administrative expenses of $15 million for the three months and $113 million for the nine months ended September 30, 2017 and $85 million for the three months and $249 million for the nine months ended October 2, 2016; and

•
Expenses recorded in other expense/(income), net, of $2 million for the three months and nine months ended October 2, 2016 (there were no such expenses for the three and nine months ended September 30, 2017).

(d)	Nonmonetary currency devaluation includes the following gross expenses/(income):

•
Expenses recorded in cost of products sold of $1 million for the three months and $4 million for the nine months ended October 2, 2016 (there were no such expenses for the three and nine months ended September 30, 2017); and

•
Expenses/(income) recorded in other expense/(income), net, including expenses of $3 million for the three months and $36 million for the nine months ended September 30, 2017 and income of $6 million for the three months and expense of $1 million for the nine months ended October 2, 2016.

(e)
For Adjusted EPS, we present the impact of the Series A Preferred Stock dividend payments on an accrual basis. Accordingly, we included an adjustment to EPS to include $180 million of Series A Preferred Stock dividends in the first quarter of 2016 (to reflect the March 7, 2016 Series A Preferred Stock dividend that was paid in December 2015), and to exclude $51 million of Series A Preferred Stock dividends from the second quarter of 2016 (to reflect that it was redeemed on June 7, 2016).

		Schedule 8
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$1,441	$4,204
Trade receivables, net	883	769
Sold receivables	482	129
Inventories	3,188	2,684
Other current assets	1,234	967
Total current assets	7,228	8,753
Property, plant and equipment, net	6,934	6,688
Goodwill	44,858	44,125
Intangible assets, net	59,500	59,297
Other assets	1,531	1,617
TOTAL ASSETS	$120,051	$120,480

LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$455	$645
Current portion of long-term debt	2,755	2,046
Trade payables	3,947	3,996
Accrued marketing	493	749
Accrued postemployment costs	158	157
Income taxes payable	169	255
Interest payable	295	415
Other current liabilities	1,115	1,238
Total current liabilities	9,387	9,501
Long-term debt	28,299	29,713
Deferred income taxes	20,898	20,848
Accrued postemployment costs	1,808	2,038
Other liabilities	688	806
TOTAL LIABILITIES	61,080	62,906

Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	58,695	58,593
Retained earnings/(deficit)	1,360	588
Accumulated other comprehensive income/(losses)	(1,085)	(1,628)
Treasury stock, at cost	(223)	(207)
Total shareholders' equity	58,759	57,358
Noncontrolling interest	212	216
TOTAL EQUITY	58,971	57,574
TOTAL LIABILITIES AND EQUITY	$120,051	$120,480